FOR MORE INFORMATION: Michael R. Cox
Phone 765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports First Quarter Fiscal 2008 Financial Results

WEST LAFAYETTE, Ind., February 11, 2008— Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for its first quarter of fiscal 2008, ended December 31, 2007. Revenue increased over 5% to $11.5 million compared to $10.9 million for the quarter ended December 31, 2006. The net loss for the first quarter of fiscal 2008 was $16,000, or $0.00 per share, compared to net income of $556,000, or $0.11 per basic and diluted share for the first quarter of fiscal 2007.

In the Service segment, the Company experienced increased revenues in its toxicology, pharmaceutical analysis and pharmacokinetics and pharmacodynamics operations, which were slightly offset by reduced revenues in bioanalytical analysis and clinical operations. Revenues in the Product segment also increased with Culex automated in vivo sampling systems showing continued strength.

Cost of revenue for the quarter ended December 31, 2007 was $7.9 million, or 69.4% of revenue, compared to $7.5 million, or 68.9% of revenue, for the quarter ended December 31, 2006. Margins declined in the Service segment due to the costs of pharmacokinetics and pharmacodynamics services being included in cost of sales, whereas in the prior year period they were considered research and development expenses. Product segment margins also declined as a result of increased sales of lower margin analytical products.

The Company also experienced increased selling, research and development, and general and administrative expenses, which in total were $3.2 million in the first quarter of fiscal 2008, compared to $2.7 million in the comparable quarter of fiscal 2007. The increase was mainly due to enhanced sales efforts in our West Lafayette and UK sites, stock option expense for new option grants in the second quarter of fiscal 2007 and first quarter of fiscal 2008, and expenses for attracting and hiring new management personnel in our Baltimore and UK facilities.

Net income was also negatively impacted in the current quarter by the provision of a tax reserve creating a disproportionate effective tax rate for the quarter.

Richard M. Shepperd, President and CEO commented, “Our first quarter was a disappointment to us, as losses from the Baltimore clinical operations essentially negated the profits we produced in all our other operating units. This will likely continue to impact our results as we work to develop higher volume and a more efficient cost structure in that operation. We were encouraged by strong sales in the Culex line of in vivo products, which resulted in an increase in our Product revenue.”

About Bioanalytical Systems, Inc.
BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development, marketing and salest of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	December 31,
	2007	2006

Service revenue	$8,922	$8,608
Product revenue	2,530	2,276
Total revenue	11,452	10,884

Cost of service revenue	6,913	6,622
Cost of product revenue	1,034	877
Total cost of revenue	7,947	7,499

Gross profit	3,505	3,385

Operating expenses:
Selling	792	679
Research and development	188	355
General and administrative	2,239	1,622
Total operating expenses	3,219	2,656

Operating income	286	729

Interest income	27	12
Interest expense	(248)	(241)
Other income	3	3

Income before income taxes	68	503

Income tax (benefit)	84	(53)
Net income (loss)	$(16)	$556

Net income (loss) per share:
Basic	$(0.00)	$0.11
Diluted	$(0.00)	$0.11

Weighted average common and common equivalent shares outstanding:
Basic	4,910	4,907
Diluted	4,910	4,942

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